Exhibit 99.1

Mistras Group, Inc. Continues Solid Growth in Profits and Revenues in 2nd Quarter, Raises Full Year Guidance

Revenues Grow by 24%, Adjusted EBITDA* by 30% and Net Income by 59%

PRINCETON JUNCTION, N.J., Jan. 11, 2011 (GLOBE NEWSWIRE) -- Mistras Group, Inc. (NYSE:MG - News), a leading "one source" global provider of technology enabled asset protection solutions, today reported financial results for its fiscal second quarter ending November 30, 2010. Revenue for the second quarter of fiscal 2011 was $88.8 million, an increase of $16.9 million or 24%, compared to the $71.9 million in revenues reported for the second quarter of fiscal 2010. Adjusted EBITDA*, a non-GAAP measure detailed later in this release, grew by 30% to $15.9 million in the second quarter of fiscal 2011 versus $12.3 million in the second quarter of fiscal 2010. Net income for the second quarter of fiscal 2011 grew by 59% to $5.7 million, or $0.21 per diluted share, versus $3.6 million, or $0.14 per diluted share, in the second quarter of fiscal 2010.

Financial Highlights

•         Continued a trend of double digit revenue growth resulting in a Compounded Annual Growth Rate (CAGR) in revenues of 27% over the last five fiscal years.

•         Revenues grew by 23% in the first six months of fiscal 2011 to $157.2 million, up from $128.0 million in the first six months of fiscal 2010.

•         Adjusted EBITDA* grew by 27% in the first six months of fiscal 2011 to $24.4 million, versus $19.3 million in the first six months of fiscal 2010.

•         Adjusted EBITDA* as a percentage of revenue increased 80 basis points to approximately 18% in the second quarter of fiscal 2011.

•         Net income grew by 66% in the first six months of fiscal 2011 to $7.3 million, up from $4.4 million in 2010.

•         The Company generated $11.1 million in net cash from operating activities in the first six months of fiscal 2011, versus $8.6 million in the first six months of fiscal 2010, representing an increase of 29%.

Revenue growth of 24% in the fiscal second quarter was driven by organic growth of 18%, acquisition growth of 6%, and was only minimally impacted by movements in foreign currency. During the second quarter of fiscal 2011, the Company achieved revenue growth across all of its segments, including gains of 25% in the Services segment, 10% in the Products and Systems segment and 25% in the International segment.

Net income during the second quarter of 2011 included an increase in our legal provision of $0.1 million. In addition, net income for the second quarter of 2011 included $1.0 million in stock compensation expense, compared to $0.8 million in the second quarter of 2010. Both of these expense classifications are included in the calculation of Adjusted EBITDA*. The company believes Adjusted EBITDA* is a key measure of operating performance for its business segments.

Chairman and Chief Executive Officer, Dr. Sotirios J. Vahaviolos stated that, “Our second quarter results continue the trend of double digit growth in Revenues and Adjusted EBITDA* that we have consistently delivered for several years now. Our second quarter growth was especially impressive given the strong performance in the second quarter of fiscal 2010, when both revenues and Adjusted EBITDA* also grew significantly. Once again, organic growth led the way, contributing to the bulk of our revenue growth. In addition, we are pleased to have increased our Adjusted EBITDA* as a percentage of revenues, which reflects our continued focus on profitable growth and leveraging our strengthening market share position.”

Business Outlook for Fiscal 2011:

The Company is forecasting continued double digit growth in Revenues and Adjusted EBITDA* for fiscal 2011. In addition, the Company is raising its previously issued guidance range for fiscal 2011 revenue and Adjusted EBITDA* and now projects revenues to be in the range of $310 million to $340 million (up from $300 million to $330 million) and Adjusted EBITDA* to be in the range of $45 million to $50 million (up from $44 million to $49 million). Mistras does not provide specific guidance for individual quarters, but will reaffirm or update our annual guidance at least quarterly.

Conference Call to Discuss Second Quarter Fiscal 2011 Results

Mistras will have a conference call on Wednesday, January 12th, 2011 at 9:00 am Eastern Time to discuss its results for the second quarter of fiscal year 2011. The call will be broadcast over the Web and can be accessed on Mistras' Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may call (866) 314-4483 and use confirmation code 38815568 when prompted. The International number is (617) 213-8049. Those who wish to listen to the call later can access an archived copy of the conference call at the Mistras Website.

About Mistras Group, Inc.

Mistras offers one of the broadest "one source" services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

Mistras uniquely combines its industry leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity ("MI") and non-destructive testing ("NDT") services; and its proprietary world class data warehousing and analysis software - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company's website at www.mistrasgroup.com or contact Frank Joyce, Chief Financial Officer at 609-716-4103.

Forward-Looking and Cautionary Statements

Certain statements made in this press release are "forward-looking statements" about Mistras' financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position. These forward-looking statements generally use words such as "future," "possible," "potential," "targeted," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "will," "may," "should," "could," "would" and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these risks and uncertainties can be found in the "Risk Factors" section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 17, 2010.The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

* Use of Non-GAAP Measures

The term "Adjusted EBITDA" is a financial measurement not calculated in accordance with U.S. generally accepted accounting principles. The Company believes that investors and other users of the financial statements benefit from the presentation of Adjusted EBITDA because it provides an additional metric to compare the Company's operating performance on a consistent basis and measure underlying trends and results of the Company's business. An explanation of Adjusted EBITDA and a reconciliation of this to a financial measurement under GAAP are set forth in a table attached to this press release.

Mistras Group, Inc.
Unaudited Consolidated Balance Sheets
(in thousands, except share data)

	November 30, 2010	May 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$6,769	$16,037
Accounts receivable, net	63,354	54,721
Inventories, net	10,181	8,736
Deferred income taxes	2,287	2,189
Prepaid expenses and other current assets	5,791	5,292
Total current assets	88,382	86,975
Property, plant and equipment, net	46,396	39,981
Intangible assets, net	20,290	16,088
Goodwill	51,586	44,315
Other assets	454	1,273
Total assets	$207,108	$188,632

LIABILITIES, PREFERRED STOCK AND EQUITY
Current liabilities
Current portion of long-term debt	$5,563	$6,303
Current portion of capital lease obligations	5,854	5,370
Accounts payable	4,594	4,640
Accrued expenses and other current liabilities	22,585	20,090
Income taxes payable	3,504	3,281
Total current liabilities	42,100	39,684
Long-term debt, net of current portion	12,269	5,691
Obligations under capital leases, net of current portion	9,477	9,199
Deferred income taxes	2,325	2,087
Other long-term liabilities	636	1,417
Total liabilities	66,807	58,078

Commitments and contingencies
Preferred stock, 10,000,000 shares authorized	—	—
Equity
Common stock, $0.01 par value, 200,000,000 shares authorized, 26,664,855 and 26,663,528 shares issued and outstanding as of November 30, 2010 and May 31, 2010, respectively	267	267
Additional paid-in capital	163,830	162,054
Accumulated deficit	(23,178)	(30,448)
Accumulated other comprehensive loss	(1,021)	(1,587)
Total Mistras Group, Inc. stockholders’ equity	139,898	130,286
Noncontrolling interest	403	268
Total equity	140,301	130,554
Total liabilities, preferred stock and equity	$207,108	$188,632

Mistras Group, Inc.
Unaudited Consolidated Statement of Operations
(in thousands, except per share data)

	Three months ended November 30,		Six months ended November 30,
	2010	2009	2010	2009
Revenues:
Services	$82,953	$66,862	$144,205	$118,518
Products	5,884	5,037	13,042	9,470
Total revenues	88,837	71,899	157,247	127,988
Cost of Revenues:
Cost of services	55,667	44,506	97,058	78,875
Cost of goods sold	2,067	1,742	5,344	3,841
Depreciation of services	3,136	2,435	5,945	4,715
Depreciation of products	159	200	314	391
Total cost of revenues	61,029	48,883	108,661	87,822
Gross profit	27,808	23,016	48,586	40,166
Selling, general and administrative expenses	15,615	13,686	31,094	26,819
Research and engineering	569	449	1,124	932
Depreciation and amortization	1,326	1,214	2,504	2,259
Legal reserve	101	—	351	(297)
Income from operations	10,197	7,667	13,513	10,453
Other expenses
Interest expense	671	1,017	1,361	2,081
Loss on extinguishment of long-term debt	—	218	—	387
Income before provision for income taxes and noncontrolling interest	9,526	6,432	12,152	7,985
Provision for income taxes	3,818	2,875	4,872	3,569
Net income	5,708	3,557	7,280	4,416
Net (income) loss attributable to noncontrolling interests, net of taxes	(30)	5	(10)	(39)
Net income attributable to Mistras Group, Inc	5,678	3,562	7,270	4,377
Accretion of preferred stock	—	6,499	—	6,499
Net income attributable to common shareholders	$5,678	$10,061	$7,270	$10,876
Earnings per common share:
Basic	$0.21	$0.48	$0.27	$0.64
Diluted	$0.21	$0.14	$0.27	$0.19
Weighted average common shares outstanding:
Basic	26,665	20,987	26,664	16,971
Diluted	26,816	24,993	26,795	22,980

Mistras Group, Inc.
Unaudited Operating Data by Segment
(in thousands)

	Three months ended November 30,		Six months ended November 30,
	2010	2009	2010	2009

Revenues
Services	$76,108	$60,938	$131,390	$106,640
Products and Systems	5,228	4,744	10,538	8,369
International	9,350	7,479	18,390	15,230
Corporate and eliminations	(1,849)	(1,262)	(3,071)	(2,251)
	$88,837	$71,899	$157,247	$127,988

	Three months ended November 30,		Six months ended November 30,
	2010	2009	2010	2009

Gross profit
Services	$21,753	$17,405	$36,754	$29,933
Products and Systems	2,821	2,818	5,390	4,506
International	3,260	2,944	6,531	5,990
Corporate and eliminations	(26)	(151)	(89)	(263)
	$27,808	$23,016	$48,586	$40,166

Mistras Group, Inc.
Unaudited Reconciliation of Net Income Attributable to Mistras Group, Inc. to EBITDA and Adjusted EBITDA
(in thousands)

	Three months ended November 30,		Six months ended November 30,
	2010	2009	2010	2009
EBITDA and Adjusted EBITDA data
Net income attributable to Mistras Group, Inc	$5,678	$3,562	$7,270	$4,377
Interest expense	671	1,017	1,361	2,081
Provision for income taxes	3,818	2,875	4,872	3,569
Depreciation and amortization	4,621	3,849	8,763	7,365
EBITDA	$14,788	$11,303	$22,266	$17,392
Legal reserve	101	—	351	(297)
Large customer bankruptcy	—	—	—	767
Stock compensation expense	1,047	783	1,776	1,033
Loss on extinguishment of debt	—	218	—	387
Adjusted EBITDA	$15,936	$12,304	$24,393	$19,282

"Adjusted EBITDA" is defined as net income attributable to Mistras Group, Inc. plus: interest expense, provision for income taxes, depreciation and amortization, stock-based compensation expense, certain acquisition related costs and certain one-time and generally non-recurring items (which are included in the reconciliation above).